ORANGE AND ROCKLAND UTILITIES, INC. AND SUBSIDIARIES


                       Ratio of Earnings to Fixed Charges
                               Twelve Months Ended

                             (Thousands of Dollars)

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
                                                                   YEAR        YEAR          YEAR        YEAR         YEAR
                                                                   1996        1997          1998        1999         2000
                                                                  -------     -------       -------     -------      -------

Earnings

        Net Income                                                $46,303     $45,138      $44,968     $14,726      $39,069
        Federal Income Tax                                         24,294      22,316       22,836      38,064       18,616
        State Income Tax                                              392         368        2,041       2,037        6,039
                                                                  --------    --------    ---------    --------    ---------
                    Total Earnings Before Federal Income Tax       70,989      67,822       69,845      54,827       63,724

Fixed Charges*                                                     34,859      35,779       36,973      35,454       28,415
                                                                  --------   ---------    ---------    --------    ---------
                    Total Earnings Before Federal Income Tax
                       and Fixed Charges                         $105,848    $103,601     $106,818     $90,281      $92,139
                                                                 =========   =========    =========   =========    =========



        * Fixed Charges

        Interest on Long-Term Debt                                $24,221     $23,216      $23,867     $26,326      $21,873
        Amortization of Debt Discount, Premium and Expense          1,462       1,521        1,138       1,208        1,060
        Interest Component on lease Payment                         3,199       2,809        2,505       2,583        2,515
        Other Interest                                              5,977       8,233        9,463       5,337        2,967
                                                                  --------   ---------   ----------   ---------   ----------

                    Total Fixed Charges                           $34,859     $35,779      $36,973     $35,454      $28,415
                                                                  ========   =========   ==========   =========   ==========

        Ratio of Earnings to Fixed Charges                          3.04        2.90         2.89        2.55         3.24
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